Exhibit 99.1




Press Release                                              FOR IMMEDIATE RELEASE
                                                   Contact:  Kurt D. Rosenberger
                                                          Phone:  (812) 829-2095


                        HOME FINANCIAL BANCORP ANNOUNCES
                       FOURTH QUARTER AND YEAR-END RESULTS

     Spencer, Indiana - (August 11, 2003) Home Financial Bancorp ("Company") (NASDAQ Symbol "HWEN"), an Indiana corporation which is the holding company for Owen Community Bank, s.b., ("Bank") based in Spencer, Indiana, announces results for the fourth quarter and twelve months ended June 30, 2003.

     Fourth Quarter Highlights:

     o    Net interest income decreased 4% to $748,000;

     o    Interest expense decreased 22% to $439,000;

     o    Net income decreased 43% to $66,000.

     Twelve Months Highlights:

     o    Interest expense decreased 24% to $2.0 million;

     o    Investment losses totaled $178,000;

     o    Loan losses increased 20% to $258,000;

     o    Net income fell 31% to $345,000;

     o    Book value per share increased 5% to $4.96.

     The large volume of mortgage refinancing activity continues to produce accelerated prepayments of older, higher-rate mortgage loans and higher-yielding mortgage-backed securities, which reduced the level of interest-earning assets and revenue. Fourth quarter net interest margin suggests that the benefit derived from low short-term rates has not yet run its course and funding costs continue to fall. Net income for the year fell sharply due to investment losses and higher problem asset costs.

     For the quarter ended June 30, 2003, the Company reported net income of $66,000, or $.05 diluted earnings per common share. Net income for the same period last year was $116,000, or $.09 diluted earnings per common share. Continued prepayment activity reduced outstanding loan and investment balances, which led to lower fourth quarter net income.

     Interest income from loans decreased $143,000 or 11% to $1.1 million for the three months ended June 30, 2003, compared to the same period in 2002. This decrease was the result of a lower balance of loans outstanding. Income from interest-bearing deposits, investment securities and Federal Home Loan Bank stock decreased $18,000 or 22% due to a decrease in the yield on deposits and a decrease in the balance of mortgage-backed securities outstanding.

     A substantial part of the decrease in interest income was offset by lower interest expense. Interest expense for the quarter decreased $127,000 or 22%. A decrease in the cost and volume of deposits coupled with a decline in the cost and volume of borrowings led to the drop in interest expense. The Company's net interest margin was 5.2% for the quarter ended June 30, 2003 and 5.0% for the year-earlier period. Net interest income before the provision for loan losses decreased $34,000 or 4% to $748,000 for the three months ended June 30, 2003, compared to a year earlier. Loan loss provisions were $50,000 for fourth quarter 2003, compared to $53,000 for fourth quarter 2002.

     Non-interest income increased to $61,000, compared to $28,000 for the fourth quarter ended June 30, 2002. Non-interest income was higher due to a $43,000 net loss on the sale or write-down of securities available for sale recognized during fourth quarter 2002. No securities sales or write-downs were recognized in fourth quarter 2003. Further, the net operating loss on the Bank's investment in the Cunot Apartments, L.P. decreased to $12,000, compared to $20,000 for fourth quarter 2002. No gain on the sale of real estate acquired for development was recorded for the quarter-ending June 30, 2003, compared to gain of $25,000 in the year-earlier period.

     Non-interest expense increased 4% to $647,000 for the three months ended June 30, 2003, compared to $623,000 for the same period a year earlier. The net cost to acquire, repair, maintain and sell repossessed property increased to $37,000 for fourth quarter 2003, from $30,000 a year earlier. Decreases in computer processing and professional fees partially offset the overall increase in non-interest expense.

     The Company's effective tax rate increased to 40.6% for the three months ended June 30, 2003 compared to an effective rate of 13.2% for the same period in 2002. The increase in the effective tax rate resulted principally from an adjustment to income tax expense to account for the inability of the Company to fully recognize the benefits of capital losses incurred in fiscal year 2003 from the write-down of certain securities.

     For the twelve-month period ended June 30, 2003, net income decreased 31% to $345,000, or $.27 diluted earnings per common share, compared to $500,000 or $.39 diluted earnings per common share for fiscal year 2002. The decrease in net income resulted from the write-down in value of certain investments and higher expenses associated with problem loans and repossessed assets. Excluding the second quarter charge for impaired assets totaling $178,000, or $.14 per share, the Company earned $457,000 or $.35 per share for the twelve months ended June 30, 2003.

     Net interest income before the provision for loan losses increased 4% to $3.1million for the year despite a 10% decrease in interest revenue. Interest expense decreased 24% or $658,000 compared to a year earlier. Lower interest rates were mainly responsible for the decline in interest expense which more than offset the drop in interest income.

     Total outstanding loans declined for the sixth consecutive quarter, resulting in lower interest income. Interest from loans fell $456,000 or 9%, while total interest income decreased by $545,000. This decrease was the result of fewer earning assets and a lower average yield on interest earning assets. Income from investment securities available for sale, Federal Home Loan Bank stock and interest-earning deposits totaled $332,000 for fiscal year 2003. This represented a decrease of $89,000 or 21% compared to the twelve months ended June 30, 2002 and resulted from lower short-term deposit rates plus a reduction in mortgage-backed securities outstanding.

     Loan loss provisions increased 38% to $230,000 for the twelve-months ended June 30, 2003, from $167,000 for the prior year. This increase reflects management's assessment of various risk factors and recognition that local and national foreclosure activity has hit record levels. Other considerations included, but were not limited to the level and trend of loan delinquencies, and the effectiveness of collection efforts.

     Non-interest income decreased 44% to $132,000 for fiscal year 2003, from $234,000 the prior year. Most of the decrease was due to a $178,000 second quarter write-down of investment securities available for sale. For the year ended June 30, 2002, the sale or write-down of investment securities generated net losses of $6,000. Gain on sale of real estate acquired for development decreased 10% to $70,000 for 2003, from $78,000 in 2002.

     Non-interest expense increased 4% to $2.5 million for 2003 compared to $2.4 million for 2002. Salaries and employee benefits increased $65,000 or 5%. Legal and other professional fees decreased $81,000 or 43%. An increase in foreclosure activity contributed to the overall increase in non-interest expense. The net cost to acquire, repair and dispose of repossessed loan collateral increased 73% to $109,000 for 2003, compared to $63,000 in 2002. Several non-recurring expenses related to a computer conversion in early fiscal 2003, including $43,000 in one-time software licensing fees, also contributed to higher overhead expense. Decreases in advertising and net occupancy expense partially offset the overall increase in non-interest expense.

     The Company's effective tax rate for fiscal year 2003 increased to 30.6% compared to an effective rate of 22.8% for fiscal year 2002. The increase in the effective tax rate resulted from an adjustment to income tax expense to account for the inability of the Company to fully recognize the benefits of capital losses incurred in fiscal year 2003 from the write-down of certain securities.

     At June 30, 2003, total assets were $61.7 million. Assets decreased $5.1 million or 8% compared to June 30, 2002. During the twelve months ended June 30, 2003, outstanding loans decreased $4.2 million or 8%. The significant decline in mortgage interest rates, prompted by a series of cuts in the federal funds rate starting in January 2001, contributed to a sudden reversal of the Company's growth trend. Prior to the quarter-ending December 31, 2001, the Company enjoyed a long uninterrupted history of steady loan and asset growth.

     Risk management decisions led to a contraction in the loan portfolio. Historically low short-term rates have created a difficult interest rate risk environment. Many banks are currently exposed to potentially adverse interest rate scenarios. If short-term rates rise, banks with high concentrations of low-rate long-term assets will likely experience an increasingly narrow spread between deposit costs and loan yields. Company President, Kurt D. Rosenberger commented, "Our goal is profitable long-term growth. However, we are unwilling to expose the Company to unacceptable interest rate risk for short-lived gain."

     Cash and cash equivalents increased $1.0 million or 28% compared to twelve months earlier. Investment securities totaled $2.9 million at June 30, 2003, compared to $4.6 million at June 30, 2002. This 38% decrease reflected repayment of a $500,000 callable agency bond, the $178,000 write-down of impaired equity securities and accelerated prepayments on mortgage-backed securities. Real estate acquired for development decreased 12% to $538,000 due to land sales during the year by the bank's service corporation, BSF, Inc.

     Loans delinquent 90 days or more decreased to $520,000 or 1.1% of total loans at June 30, 2003, compared to $639,000 or 1.2% of total loans at June 30, 2002. At June 30, 2003, non-performing assets were $1.1 million or 1.8% of total assets. Twelve months earlier, non-performing assets totaled $1.1 million or 1.6% of assets. Non-performing assets included $608,000 in real estate owned ("REO") and other repossessed properties at June 30, 2003 and $427,000 at June 30, 2002.

     The allowance for loan losses decreased 8% to $316,000 from $344,000 at June 30, 2002. Allowances were 0.65% of total loans at June 30, 2003 and 2002. Net loan losses were $258,000 for fiscal year 2003 compared to $215,000 for 2002. Periodic provisions to loan loss allowances reflect management's view of risk in the Bank's entire loan portfolio due to a number of dynamic factors, including current economic conditions, quantity of outstanding loans, and loan delinquency trends. Management considered the allowance for loan losses at June 30, 2003 to be adequate to cover estimated losses inherent in the loan portfolio at that date.

     Deposits decreased 7% to $38.5 million from $41.5 million at June 30, 2002. Deposits declined due to the withdrawal of maturing time deposits held by local municipalities and out-of-area deposit brokers. Non-interest bearing deposits increased 48% to $2.2 million at June 30, 2003. Borrowings decreased 14% to $16.0 million compared to $18.5 million at June 30, 2002.

     Shareholders' equity was $6.7 million or 10.9% of total assets at June 30, 2003. The Company's book value per share was $4.96 based on 1,356,050 shares outstanding. Factors impacting shareholder equity during fiscal 2003 included net income, four quarterly cash dividends totaling $.12 per share, a $59,000 net increase in the market value of securities available for sale, and the amortization of costs associated with stock-based employee benefit plans.

     Home Financial Bancorp and Owen Community Bank, s.b., an FDIC-insured, federal stock savings bank, operate from headquarters in Spencer, Indiana, and a branch office in Cloverdale, Indiana.

                                                        HOME FINANCIAL BANCORP
                                                   Consolidated Financial Highlights
                                    (Dollars in thousands, except per share and book value amounts)


FOR THREE MONTHS ENDED JUNE 30:                                        2003             2002
                                                                      ------           ------
Net Interest Income                                                    $748             $782
Provision for Loan Losses                                                50               53
Non-interest Income                                                      61               28
Non-interest Expense                                                    647              623
Income Tax                                                               46               18
Net Income                                                               66              116

Basic and Diluted Earnings Per Share:                                 $ .05            $ .09
Average Shares Outstanding - Basic                                1,299,157        1,281,731
Average Shares Outstanding - Diluted                              1,314,440        1,286,949

FOR TWELVE MONTHS ENDED JUNE 30:                                       2003             2002
                                                                      ------           ------
Net Interest Income                                                    $3,078         $2,965
Provision for Loan Losses                                                 230            167
Non-interest Income                                                       132            234
Non-interest Expense                                                    2,483          2,384
Income Tax                                                                152            148
Net Income                                                                345            500

Basic and Diluted Earnings Per Share:                                   $ .27          $ .39
Average Shares Outstanding - Basic                                  1,292,421      1,269,892
Average Shares Outstanding - Diluted                                1,299,722      1,271,974

                                                                       June 30,       June 30,
                                                                        2003           2002
                                                                      -------         -------
Total Assets                                                          $61,671         $66,746
Total Loans                                                            48,816          53,051
Allowance for Loan Losses                                                 316             344
Total Deposits                                                         38,539          41,456
Borrowings                                                             16,000          18,505
Shareholders' Equity                                                    6,721           6,381

Non-Performing Assets                                                   1,128           1,066
Non-Performing Loans                                                      520             639

Non-Performing Assets to Total Assets                                    1.83%           1.60%
Non-Performing Loans to Total Loans                                      1.07%           1.20%

Book Value Per Share*                                                   $4.96           $4.71

   *Based on 1,356,050 Shares at June 30, 2003 and June 30, 2002.

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